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                                                              EXHIBIT 12.1

                           R.H. DONNELLEY CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGE

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                                          SIX MONTHS          YEAR
                                            ENDED             ENDED
                                         JUNE 30, 1998    DEC. 31, 1997
                                        --------------    -------------
Income before Taxes                          $38,733          $102,855
Add:
  Portion of rents representative
   of the interest factor                      1,542             3,700
Interest and related debt expenses            20,648            41,296
                                            --------------------------
Income before Taxes as adjusted               60,923           147,851
                                            ==========================

Fixed Charges
  Interest and related debt expenses          20,648            41,296
  Portion of rents representative
   of the interest factor                      1,542             3,700
                                             --------------------------
      Fixed Charges                          $22,190           $44,996
                                             ==========================

Ratio of earnings to fixed charges               2.7               3.3

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